EXHIBIT H

BILL OF SALE

     FOR VALUE RECEIVED, the undersigned, HEALTH OUTCOMES MANAGEMENT, INC., a Minnesota corporation (the "Seller"), hereby conveys unto QUALITY BUSINESS SOLUTIONS, INC., a Minnesota corporation, (the "Buyer") its successors and assigns, all of its right, title and interest in and to the Assets, as that term is defined in that certain Asset Purchase Agreement dated October 30, 2001, between the parties.

     Seller warrants and represents, subject to the Asset Purchase Agreement, that it is the lawful owner of the property described above with good right to sell the same.

     Seller hereby agrees that it will at any time and from time to time at the request of Buyer execute and deliver to Buyer any and all such instruments as Buyer may reasonable request for the purpose of vesting in Buyer the full right, title and interest of Seller in and to the Assets sold and assigned hereby or to enable Buyer to enjoy such Assets or to carry out the interest and purpose hereof.

HEALTH OUTCOMES MANAGEMENT, INC.
Dated: November 1, 2001	By /s/ Peter Zugschwert
Peter Zugschwert Its President